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                                                                   Exhibit 10.23


                                  LICENSE AGREEMENT


          THIS LICENSE AGREEMENT (the "AGREEMENT"), dated as of January 28, 1999, made by and between BARNEY'S, INC., a corporation organized under the laws of the State of New York with an office at 575 Fifth Avenue, New York, New York 10017 (hereinafter referred to as "TRADEMARK OWNER"), BNY LICENSING CORP. a corporation organized under the laws of the State of Delaware with an office at 575 Fifth Avenue, New York, New York 10017 (hereinafter referred to as "LICENSOR"), and BARNEYS JAPAN CO., LTD., a corporation organized under the laws of Japan, with principal offices at 15-16 Shinjuku 3-Chome, Shinjuku-ku, Tokyo 160 Japan (hereinafter referred to as "LICENSEE").


                                W I T N E S S E T H :


          WHEREAS, Trademark Owner operates retail stores under the name "BARNEYS NEW YORK", which stores sell men's, women's and children's wearing apparel, shoes and accessories, cosmetics, jewelry, china, glassware, linens, stationery and gift items and furniture, among other items, under the "BARNEYS NEW YORK" name and under other brand names; and


          WHEREAS, the Trademark Owner has granted to Licensor the right and authority to grant licenses to use the "BARNEYS NEW YORK" name in certain Asian countries, including Japan and Singapore, in connection with the operation of retail stores and the manufacture, sale and distribution of merchandise under the "BARNEYS NEW YORK" name (hereinafter referred to as the "BASIC LICENSE AGREEMENT"); and


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          WHEREAS, an Operating License Agreement (hereinafter referred to as the "ORIGINAL AGREEMENT") dated September 19, 1989, was entered into by and between Licensor and ISETAN COMPANY LIMITED (hereinafter referred to as "ISETAN"), pursuant to which Licensor granted to Isetan the exclusive right and license to use the trademark and tradename "BARNEYS NEW YORK" in specified ways within a licensed territory as defined in the Original Agreement; and


          WHEREAS, the Original Agreement was assigned by Isetan to Licensee, pursuant to the provisions of subparagraph 12(e) of the Original Agreement, as of June 1, 1990; and


          WHEREAS, Trademark Owner, Licensor and certain related entities filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York on January 10, 1996, in the proceedings entitled IN RE BARNEY'S, INC. ET AL., Case Nos. 96-B-40113 through 40133 (JLG) (hereinafter referred to as the "CHAPTER 11 PROCEEDINGS"); and


          WHEREAS, a plan of reorganization (hereinafter referred to as the "PLAN OF REORGANIZATION") in the Chapter 11 Proceedings was confirmed on December 21, 1998, in accordance with the Bankruptcy Code, pursuant to which all of the assets, property and rights of BNY Licensing Corp. and Barney's, Inc., including their rights of ownership of the trademark, service mark and trade name "BARNEYS NEW YORK," vested in Trademark Owner or Licensor (as applicable) and which authorized Trademark Owner and Licensor to enter into this Agreement; and


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          WHEREAS, pursuant to the Plan of Reorganization and Section 365(n) of the Bankruptcy Code, 11 U.S.C. Section 365(n), Licensor will be deemed to have rejected the Original Agreement; and


          WHEREAS, Licensor desires to continue the license relationship with Licensee as contemplated in the Original Agreement, subject to certain modifications; and


          WHEREAS, Licensor wishes to grant to Licensee, and Licensee wishes to obtain from Licensor, the right to use the "BARNEYS NEW YORK" name and mark in Japan and, for a limited purpose, in Singapore, in connection with the operation of retail stores and the manufacture, sale and distribution of merchandise under the "BARNEYS NEW YORK" name and mark.


          NOW, THEREFORE, in consideration of the mutual terms, agreements and conditions herein contained, and for other good and valuable consideration, the parties hereby agree as follows:


          1. REJECTION AND TERMINATION OF ORIGINAL AGREEMENT. Pursuant to the Plan of Reorganization and Section 365(n) of the Bankruptcy Code, 11 U.S.C.
Section 365(n), Licensor will be deemed to have rejected the Original
Agreement. Licensor and Licensee hereby terminate all terms, conditions and obligations of the Original Agreement.


          2. GRANT OF LICENSE. (a) Subject to the conditions hereinafter set forth, Licensor hereby grants to Licensee, for the term of this Agreement, the exclusive right and license in the country of Japan (hereinafter referred to as the "LICENSED TERRITORY") to operate retail stores (hereinafter referred to as the "FREE-STANDING STORES") and


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departments within retail stores (hereinafter referred to as the "IN-STORE
SHOPS") under the tradename "BARNEYS NEW YORK" and to operate a single in-store shop located in an Isetan store in Singapore (hereinafter referred to as the "LICENSED DEPARTMENT") (such free-standing stores and in-store shops, and the Licensed Department are hereinafter referred to as the "RETAIL LOCATIONS") and to manufacture, sell and distribute (at wholesale and at retail) in, to and through the Retail Locations, Licensed Products (as defined below) and to use the mark "BARNEYS NEW YORK" (the tradename, trademark and service mark "BARNEYS NEW YORK" in English and/or Japanese are hereinafter referred to as the "LICENSED MARK") on and in connection with the Licensed Products and the manufacture, sale and distribution thereof, to sublicense said rights in the Licensed Territory pursuant to paragraph 13 hereof (subject to the qualifications set forth therein), and to use the Licensed Mark as part of Licensee's corporate name (the right to so use the Licensed Mark shall be limited to Licensee and shall not be granted to any sublicensee). It is understood by the parties that the manufacturing right hereby granted shall not be limited to the Licensed Territory; however, the selling and distributing rights shall be expressly limited to the Licensed Territory and the Licensed Department.


          (b) Licensee's uses of the Licensed Mark shall be designed to result in the attribution to the Licensed Mark of, and the Licensed Mark shall be promoted to represent, the qualities for which Trademark Owner's Division One stores (as listed in Exhibit A and hereinafter referred to as the "BARNEYS STORES") are known. Licensee shall exert its best efforts to maintain and enhance these qualities in the Retail Locations


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and in the products which are or are caused to be designed, manufactured and/or distributed for the purpose of, and under, this Agreement, or sold in the Retail Locations.


          (c) As used herein, the term "Retail Location" may include, in addition to retail stores, outlet stores, warehouse sales, catalog, mail order, or other operations (hereinafter referred to as the "ADDITIONAL USES") conducted under or using the Licensed Mark which involve the sale of merchandise to the public, PROVIDED, HOWEVER, that Licensee's use of the Licensed Mark in connection with any such Additional Uses shall have been approved pursuant to paragraph 5 hereof and shall be consistent with all the terms and conditions of this Agreement.


          (d) The parties will set forth and agree upon, in good faith, an Internet use policy, which shall contain standards and guidelines for, and set forth the extent and limitation of, Licensee's use of the Licensed Marks on the Internet, prior to any such use by Licensee.


          3. THE LICENSED PRODUCTS. As used in this Agreement the "LICENSED PRODUCTS" shall mean the products listed on Exhibit B hereto which may from time to time be revised upon mutual agreement and which are manufactured, sold and/or distributed by Licensee under or in conjunction with the Licensed Mark or are sold and/or distributed by Licensee from a Retail Location (whether or not such products bear the Licensed Mark). Licensed Products which carry only a designer's or manufacturer's label or such a label in conjunction with a label bearing the Licensed Mark are referred to herein as "BRANDED PRODUCTS."
Licensed Products which carry only a label bearing the Licensed Mark, or which carry no label, are referred to herein as "PRIVATE LABEL


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PRODUCTS."  A label bearing the Licensed Mark shall be added to all Branded
Products unless it is not practical to do so.


          4. TERM. The initial term (hereinafter referred to as the "BASE TERM") of this Agreement shall continue until December 31, 2015, unless sooner terminated in accordance with the provisions of this Agreement. Licensee shall have the right, at the end of the Base Term and the first and second Extended Terms (if any) to renew this Agreement for an optional ten (10) year term (each term hereinafter referred to as an "EXTENDED TERM"), on the condition that at the end of the then effective term, (i) there is no outstanding material breach by Licensee, (ii) in addition to the existing free-standing Retail Locations in Shinjuku and Yokohama (hereinafter referred to as the "EXISTING STORES"), stores, Licensee shall have opened prior to the end of the Base Term one (1) or more free-standing stores which shall be substantially equivalent in size to, or larger than, the Licensee's existing store in Shinjuku; (iii) Licensee shall have maintained two (2) free-standing stores comparable to the Existing Stores unless agreed to by the parties; (iv) the parties shall have agreed upon the Annual Minimum Net Sales (as defined below) which shall be maintained for each Extended Term; (v) not later than six (6) months prior to the scheduled commencement date of such renewal term, the parties shall have agreed upon a royalty rate and schedule of Annual Minimum Royalties (as defined below) or other performance criteria and related issues applicable for each Extended Term, and (vi) Licensee and Isetan shall have met a net worth or other financial test as reasonably agreed among the parties (it being agreed that in the determination of such test Isetan shall not be obligated to disclose any non-public information to Licensor or Trademark Owner).


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          5.   OPERATION AND OPENING OF RETAIL LOCATIONS: ADDITIONAL USES.


          (a) Licensor and Licensee recognize and confirm that the Existing Stores were opened pursuant to the Original Agreement. Pursuant to paragraph 2 of this Agreement, Licensee agrees to use its best efforts to continuously operate such Existing Stores under the Licensed Mark throughout the term of this Agreement. Pursuant to paragraph 2 of this Agreement, Licensee shall have the right to open additional Retail Locations or to relocate the Existing Stores to stores with at least comparable sizes and locations to those of the Existing Stores and in accordance with the specifications set forth in Exhibit C.


          (b) Licensee may continue to operate the Licensed Department in the currently existing Isetan store in Singapore. Upon prior written approval of Licensor, which shall not be unreasonably withheld, taking into account all relevant factors, including, without limitation, the size and location of any proposed relocation, Licensee shall have the right to relocate or move the Licensed Department to another location in Singapore.


          (c) Trademark Owner, Licensor and Licensee recognize that it is in their interest to increase sales under the Licensed Mark in a manner which will ensure maintenance of the high standards of quality, taste and image symbolized by the Licensed Mark. Licensor understands that Licensee is interested in using the Licensed Mark in connection with sales through Additional Uses. Licensor will cooperate with Licensee in good faith to consider and implement these Additional Uses of the Licensed Mark by Licensee, including appropriate standards of design, merchandise and service for such Additional Uses. Licensee shall not implement any Additional Uses without the prior


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written approval of Licensor.  Licensee shall provide written notice to Licensor of Licensee's desire to implement such Additional Uses and Licensor shall respond in writing to Licensee's written notice within thirty (30) days of receipt thereof. However, Licensee recognizes that it is Licensor's decision to approve or disapprove of any of these Additional Uses if Licensor considers that these Additional Uses are likely to be conducted or are being conducted in a manner inconsistent with the high standards of quality, taste and image symbolized by the Licensed Mark.


          6. STANDARDS AND DESIGN OF RETAIL LOCATIONS. Licensee acknowledges that the Licensed Mark is associated with a very high quality of retail store design and that the Trademark Owner enjoys a reputation for the style and quality of its stores. Licensee agrees and covenants that it will use its best efforts to maintain and enhance such reputation in selection of Retail Locations, and in the level of physical design, construction and appearance of each Retail Location and the type and location of each department therein and in the remodeling and renovation of each Retail Location so that the Retail Location and each department therein will meet at least the standard of the Barneys Stores, or such other standard as may be applicable to an Additional Use. Licensor and Licensee shall mutually agree upon the location (such agreement to be made either before or after selection and determination of the location by Licensee) and the architectural and interior designs for all Retail Locations and on the procedures for creating such designs.


          7. ROYALTIES; OTHER PAYMENTS. (a) Licensee shall pay to Licensor and to Isetan of America, Inc., or its designee (hereinafter referred to as "IOA"), as applicable,


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the following payments calculated on Net Sales (as hereinafter defined) of
Licensee and its sublicensee(s) made from Retail Locations:


            (i) Licensee shall pay to Licensor a minimum royalty (hereinafter referred to as the "ANNUAL MINIMUM ROYALTY") for each royalty year (i.e., the twelve-month period ending each last day of the month of February) during the Base Term equal to 0.25% of the Annual Minimum Net Sales as set forth in Exhibit D. In addition, Licensee shall pay to IOA a payment for each royalty year during the Base Term equal to 2.25% of the Annual Minimum Net Sales as set forth in Exhibit D. During any Extended Terms, Licensee shall pay to Licensor or IOA, as the case may be, an amount to be determined pursuant to paragraph 4(v).


            (ii) Licensee shall pay to Licensor a percentage royalty (hereinafter referred to as the "ANNUAL PERCENTAGE ROYALTY") for each royalty year during the Base Term equal to 2.50% of actual Net Sales (as defined below) in excess of the Annual Minimum Net Sales shown in Exhibit D from the Existing Stores, one additional free-standing store and the Licensed Department (hereinafter referred to as, collectively, the "CORE OPERATIONS"), plus 2.50% of actual Net Sales (if any) generated by stores or approved sales activities other than the Core Operations. During any Extended Terms, Licensee shall pay to Licensor a percentage royalty to be determined pursuant to paragraph 4(v).


            (iii) The term "NET SALES" means the entire amount charged, whether wholly or partly for cash, on credit or otherwise, for all merchandise sold, and all charges made for, at or from any Retail Location by Licensee or anyone acting on Licensee's behalf or under any sublicense, sublease or concession from Licensee in which case the


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amount charged to the concessionaire should be the Net Sales (the amount of Net
Sales by any one acting under any sublease shall be the full retail price of the merchandise sold by such person, but Net Sales shall not include the wholesale price of merchandise sold to such person by Licensee), including without limiting the generality of the foregoing, the amount allowed upon any "trade-in", the cost of sale of any merchandise in exchange for any premium or promotion and to the extent accounted for in the financial statements of Licensee under generally accepted accounting principles in Japan. No deduction shall be made for any uncollected or uncollectible credit accounts. Every transaction on a deferred payment basis shall be treated as a sale for the full price at the time such transaction is entered into, irrespective of the time for payment or the time when title passes. The term "Net Sales" shall not include
(u) sales from any restaurant operated and/or services performed (such as sale of tickets to concerts, sporting events and the like which are not related to business activities of Trademark Owner, but Net Sales shall include sales from alterations of merchandise and the like to the extent the same is accounted for as sales of the Licensee excluding the case in which an outside manufacturer is employed by the Licensee for this purpose) as part of any Retail Location, (v) the amount of any cash or credit refund in fact made upon sales from a Retail Location which were previously included in net gross sales, where the merchandise sold or some part thereof is returned by the purchaser and accepted by Licensee, (w) sales of fixtures or equipment after their use in the conduct of Licensee's business at a Retail Location, or (x) the amount of any sales, luxury, excise or consumption taxes on sales from a Retail Location, where such taxes are both added to the selling price (or absorbed therein) and paid to the taxing authorities by Licensee (but


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not by any vendor of Licensee).  The wholesale price charged by Licensee or any sublicensee for the sale of any Licensed Products to any Retail Location or to any Affiliate of Licensor or Trademark Owner shall not be included in Net Sales, but the sale of such Licensed Products at retail shall be included in Net Sales at the full retail price thereof. If any taxing authority in Japan shall increase the net sales reported by Licensee on any tax return and as a result the net sales so increased are required to be restated by Chuo Audit Corporation in accordance with generally accepted accounting principles in Japan, Licensee shall notify Licensor promptly and pay additional Annual Percentage Royalty due (calculated on a basis of the Net Sales after taking into account deductions above stated) due at that time. In the event that retail sales to be included in Net Sales are made in a currency other than Japanese yen, the amount of such retail sales shall be converted to Japanese yen using the telegraphic transfer selling rate quoted by The Bank of Tokyo-Mitsubishi, Ltd. in Tokyo on the last business day of each month during which each such merchandise is sold.


            (iv) All payments hereunder shall be made in Japanese Yen unless Licensor or IOA shall notify Licensee in writing that such royalty payments shall be made in a different currency. Any royalty payment made in a currency other than Japanese Yen shall be converted from Japanese Yen to the currency of payment using the telegraphic transfer selling rate quoted by The Bank of Tokyo-Mitsubishi, Ltd. in Tokyo on the date on which remittance is actually made by Licensee and any fees or costs associated with any such conversion shall be borne by the party requesting such payment in other currency, either Licensor or IOA as the case may be. All royalty payments hereunder shall be paid without any set off, claim, counterclaim or delay whatsoever.


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          (b)  The royalties due hereunder shall be paid as follows:


            (i) The Annual Minimum Royalty shall begin to accrue as of the effective date of the Plan of Reorganization. The initial payment, to be made on the last day of March, 1999, will be prorated for the number of days from the effective date of the Plan of Reorganization to the last day of February, 1999, and thereafter all payments shall be paid in equal quarterly installments occurring on the last day of each June, September and December of the royalty year and on the last day of March following the end of the royalty year (hereinafter referred to as "PAYMENT DATES"), and shall be paid directly to Licensor or IOA, as the case may be. The payments for the time period from March 1, 2015 to December 31, 2015 shall be as set forth in Note 4 of Exhibit D.



            (ii) The Annual Percentage Royalty for each royalty year shall be determined in the manner hereinafter set forth. On June 30 of each year, beginning with June 30, 1999, Licensee shall submit to Licensor an annual report of Net Sales for the royalty year ended the preceding last day of the month of February, which report shall be in reasonable detail and shall be certified by the appropriate senior financial officer of Licensee as having been prepared in accordance with Licensee's internal regulations and with generally accepted accounting principles in Japan. Any Annual Percentage Royalty shall become due each June 30 and shall accompany the annual report of Net Sales. In the event that Net Sales for the first six month period of any royalty year exceed Minimum Net Sales of the relevant year in Exhibit D, Licensee shall pay Licensor the Annual Percentage Royalty calculated on the Net Sales in excess of the Minimum Net Sales, which shall become due December 31 of the same year. However, at the time of submission of an annual report, the Annual Percentage Royalty for the relevant whole


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royalty year shall be adjusted taking into account the Annual Percentage Royalty paid in respect of such first six month period.


            (iii) Licensee shall send to Licensor, on or before the 20th day of each month, a sales report showing in reasonable detail, prepared in accordance with Licensee's internal regulation, the Net Sales at or from the Retail Locations for the preceding calendar month. Licensee shall keep and shall require its sublessees, concessionaires and sublicensees, if any, to keep at Licensee's or, as the case may be, their respective corporate offices, complete and accurate books of account and records of, but not limited to, all sales and other transactions from which Net Sales can be determined. Licensee shall keep all pertinent original sales books and records which would normally be required to be kept and examined by an independent accountant in accordance with accepted auditing practices in performing an audit of Net Sales.


            (iv) The acceptance by Licensor of payments of Annual Percentage Royalty shall be without prejudice to Licensor's right to an examination of Licensee's books and records of its Net Sales in order to verify the amount of Licensee's Net Sales. At any reasonable time and upon five (5) days prior written notice to Licensee, Licensor may cause a special audit to be made of Licensee's business affairs and records relating to the Retail Locations for the period covered by such statement. Except as provided below, the cost of such audit shall be paid by Licensor. Any such special audit performed by a certified public accountant selected by Licensor in accordance with generally accepted accounting principles in Japan shall be binding upon the parties. If it shall be determined as a result of such audit that there has been a deficiency or, as the case may be, surplus in the payment of Annual Percentage Royalty, then such deficiency or, as the


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case may be, surplus shall become immediately due and payable and shall be paid immediately by Licensee or, as the case may be, Licensor to the other party, respectively. If the aforementioned deficiency is in excess of three and a half percent (3.5%) of the Annual Percentage Royalty theretofore computed and paid by Licensee for the period covered by the audit, Licensee shall also pay to Licensor the cost of the audit.


          (c) Licensee shall make all reasonable and timely efforts to obtain from the proper authorities in the Licensed Territory appropriate permits for effecting remittance into the United States, filing such applications, certificates, or other instruments as may be required to obtain all necessary governmental approvals. Nevertheless, Licensee's obligation to make payments to Licensor shall not depend in any way on Licensee's receipt in, or ability to make remittance into, the United States of America of funds, from proceeds of sales or otherwise; PROVIDED, HOWEVER, that Licensee shall not be required to take any action in violation of Japanese laws but this provision shall not limit Licensee's obligations under the immediately preceding sentence.


          (d) Licensee shall withhold from each royalty payment payable hereunder the appropriate amount of taxes due to the government(s) of the Licensed Territory in respect of such royalty payments. Promptly upon receipt thereof, Licensee shall forward to Licensor all receipts, tax returns and other documents evidencing payment of such taxes.


          (e) Trademark Owner, Licensor and Licensee shall each bear its own costs of performance under this Agreement.


          (f) Any financial, accounting, business or other information provided by or on behalf of Licensee to Licensor, including without limitation information contained


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in an annual or other report and information obtained by Licensor in the course of or in connection with the audit pursuant to this paragraph 7, shall be kept confidential, and shall not be disclosed to any third party or used for any purpose other than as provided herein without the prior written consent of Licensee, except as required by law or court order.


          8. STANDARDS FOR LICENSED PRODUCTS. The quality standard, taste and image of the Licensed Products shall be at least equal to that of the merchandise offered for sale in the Barneys Stores, and Licensee shall not display, offer for sale or sell any merchandise which does not meet such quality standard, taste and image. In order to assure that such quality standard, taste and image are maintained, prior to the selection of any specific products to be offered for sale at the Retail Locations each season, Trademark Owner, Licensor and Licensee shall consult, develop and implement a seasonal merchandising plan for each product category which shall take account of special considerations affecting merchandise selection within the Licensed Territory. To the extent practicable, Trademark Owner, Licensor and Licensee shall coordinate buying appointments. Trademark Owner, Licensor and Licensee shall work together to develop and design Private Label Products. As much as practically possible, Trademark Owner and Licensor shall review Licensee's product development and samples during trips to Japan, on Licensee's trips to New York or on joint buying trips. To the extent not so reviewed, Licensee will, to the extent practically possible, furnish samples to Trademark Owner and Licensor. Samples furnished by one party to another and returned by the receiving party shall be at the expense of the furnishing party. Samples furnished by one party to another and kept by the receiving party shall be at the expense of the receiving


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party.  The parties will, to the extent practicable, keep one another informed regarding development of merchandising plans, arrangement, location and display of merchandise within stores, development and sourcing of new products, discontinuance of products or product lines, customer control and similar matters so as to facilitate consistent and timely merchandise selection and merchandising activities.


          9. MARKETING AND ADVERTISING. (a) All uses of the Licensed Mark, including without limitation, packaging, advertising, marketing and store materials, labels, price tickets, hang tags, stationery, use on the Internet (only after such Internet use policies are set forth pursuant to paragraph 2(d)) and in-store graphics, shall conform as nearly as practicably possible to the uses thereof by the Trademark Owner after taking into consideration the characteristics peculiar to each locality and shall be agreed upon in advance, to the extent practically possible, between the parties. Variations required to conform to legal requirements (e.g., labeling requirements) shall be permitted.


          (b) Licensee shall develop a marketing, advertising and promotion campaign for each season, after consultation, to the extent practically possible, with the Trademark Owner's advertising department. The campaign material concept shall be agreed upon in advance by Trademark Owner, Licensor and Licensee prior to implementation and shall be consistent with and shall maintain and enhance reputation and standard of Trademark Owner while taking account of differing market conditions between the Licensed Territory and the United States. Licensee agrees to expend on advertising and promotion such a percentage of Net Sales as is reasonably necessary to promote the image of Licensed Mark and Net Sales in the Licensed Territory. Promptly after any advertisement shall first be run, Licensee shall send to Trademark Owner and


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Licensor a tear sheet (in the case of print advertising), a screen print out (in the case of Internet advertising only after such Internet use policies are set forth pursuant to paragraph 2(d)) or a video or audio tape (in the case of television or radio advertising).


          10. PERSONNEL, TRAINING AND OPERATIONAL POLICIES. Licensee shall educate and train its employees so that the quality of customer service in the Retail Locations meets in all respects the standard of the Barneys Stores. Trademark Owner and Licensor shall provide reasonable information regarding the appropriate customer service standards and methods sufficient to enable Licensee to meet this obligation. In addition, Trademark Owner and Licensee shall negotiate in good faith towards the execution of an agreement relating to the training in the United States of employees of Licensee, Isetan or their affiliates concerning the operation of the Retail Locations.


          11. CONSULTATIONS. Trademark Owner and Licensor shall have the right to cause their designated representative(s) to visit Licensee at Licensee's offices in the Licensed Territory or at one or more Retail Locations to discuss and review all aspects of the license herein granted, including without limitation, the selection of Licensed Products and the merchandising, marketing, and promotion of the Retail Locations. The timing of such visits shall be selected upon mutual agreement between Trademark Owner, Licensor and Licensee. Trademark Owner, Licensee and Licensor shall use their best efforts to meet in Tokyo, New York or other mutually agreed-upon location during each season to review the activities under this Agreement. The foregoing provisions of this paragraph 11 shall also apply to sublicensees and concessionaires permitted under subparagraphs 13(b) and 13(c).


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          12.  THE LICENSED MARK.  (a)  Trademark Owner has registered, or has applied for the registration of, the Licensed Mark in the classes and jurisdictions so indicated on Exhibit E. Any and all trademarks indicated on Exhibit E as well as those trademarks to be registered or applied for registration hereafter fall under the definition of "LICENSED MARK". Trademark Owner represents and warrants and Licensee acknowledges that the Trademark Owner has designated in the Licensed Territory Licensor as its agent for quality control and has given Licensor sole rights to authorize the use of the Licensed Mark in the Licensed Territory. The Trademark Owner and Licensor are entitled to all of the rights to use the Licensed Mark regardless of whether such use constitutes technical trademark use or some other kind of usage such as in a corporate or commercial name, including without limitation, the right to register or record the Licensed Mark in the Licensed Territory. The Trademark Owner has granted to Licensor the further right to grant the license herein granted. Trademark Owner and Licensor acknowledge that Licensee is duly granted exclusive rights to use the Licensed Mark in Japan and in the Licensed Department. Licensee shall not contest, deny or dispute the validity of such registrations, or Licensor's and Trademark Owner's title thereto, and shall not in any way, either directly or indirectly, encourage or assist others or permit its sublicensees to do so, and shall not take or permit its sublicensees to take any action of any kind inconsistent with Licensor's and Trademark Owner's ownership of all such trademark rights, including, without limitation, applying for, registering or acquiring a registration of the Licensed Mark in the Licensed Territory. Nothing in this Agreement shall confer upon Licensee or any sublicensee a proprietary interest of any sort in or to the Licensed Mark or colorable simulations, abbreviations, combinations or


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derivations of the Licensed Mark.  Furthermore, nothing in this Agreement shall confer upon Licensee or any sublicensee any rights or interest of any kind in or to the good will of Licensor or Trademark Owner (except as licensed hereunder) or any of their other trademarks.


          (b) Trademark Owner and Licensor represent and warrant that Trademark Owner is the owner of the Licensed Mark and that neither Trademark Owner nor Licensor has taken any action inconsistent with the rights granted hereunder. Trademark Owner and Licensor assume no liability with respect to the status of, or freedom from, infringement of the Licensed Mark in the Licensed Territory, although Trademark Owner and Licensor have no present knowledge of any such infringement. Trademark Owner and Licensor further represent and warrant that, to either of their present knowledge, the use and exercise by Licensee of the rights granted hereunder will not violate currently applicable laws or the rights of third parties.


          (c) Except as specifically provided below, Licensor shall have the right, but shall not be obliged, to determine the means and manner of the institution, maintenance and defense and disposition of any and all claims, suits, controversies or proceedings arising out of or relating to challenges of third party uses of the Licensed Marks in every jurisdiction throughout the world, including, without limitation, the Licensed Territory. In each such claim, suit, controversy and proceeding, Licensee agrees to render its fullest cooperation and assistance, to the extent reasonably requested, to Licensor, and Licensor shall have the right to assert such claim on behalf of itself and Licensee, and to commence any action or proceeding in its own name or in the name of both of them.

          (d) Licensee shall promptly notify Licensor in writing of attempts by anyone to register, copy, use, infringe upon or imitate the Licensed Mark, or any design features of the Licensed Products within the Licensed Territory which come to Licensee's attention. Licensee shall not, however, institute any suit or take any legal action on account of such claimed infringements or imitations, except as provided below.


          (e) If Licensee desires to assert a claim or to commence an action or proceeding against a third party involving infringement of its (or Licensor's or Trademark Owner's) rights to the Licensed Marks, Licensee shall give written notice thereof to Licensor, together with the details of each such claim. Licensor shall have the right, within thirty (30) days of receipt of such notice, to elect to assert such claim or to initiate action or proceedings against such third party. If Licensor elects not to assert such claim or commence such action or proceeding within the applicable time period, Licensor shall advise Licensee in writing whether Licensee is granted permission to initiate such action or proceeding, such permission to be reasonably granted or denied by Licensor. If, and only if, such request for permission is granted, Licensee shall have the right to assert the claim or commence such action or proceeding, provided that (i) no such claim, action or proceeding may be settled in a manner which would involve any disposition other than the payment of money damages without the prior written consent of Licensor; and (ii) Licensor and Trademark Owner may thereafter participate through counsel of their own choosing and at their own expense in any such claim, action or proceeding. If Licensee asserts such a claim or commences such action or proceeding, Trademark Owner and Licensor shall render their fullest cooperation and assistance to the extent reasonably requested by Licensee and shall, to the extent required by law, be named a party, or parties, to such action or proceeding. Notwithstanding the foregoing, if Licensee reasonably believes in good faith that immediate action and injunctive relief are necessary to prevent irreparable injury, Licensee may commence legal proceedings to obtain emergency injunctive relief against such infringement. Licensee shall notify Licensor in writing as soon after the commencement of any such proceedings as possible, and Licensor shall have the right but not the obligation to assume the prosecution of such proceeding, or to grant or deny permission to the Licensee to continue such proceeding, such permission to be reasonably granted or dened. If Licensor shall elect to deny such permission to Licensee, Licensee shall immediately cease such proceeding.


          (f) The expense of any claim, action or proceeding involving the Licensed Marks, including reasonable attorneys' fees and disbursements, shall be borne solely by the party who undertakes the prosecution or defense of such claim, action or proceeding.


          (g) Any damages or other sums received by any of the parties in connection with the prosecution of any claim, action or proceeding hereunder, involving a third party, shall first be applied to the payment of the costs and expenses thereof including reasonable attorneys' fees and disbursements. The balance, if any, shall be allocated, in good faith by the parties, by percentage of the overall award, according to damages or sums awarded as compensation for lost revenue or awarded as compensation for other losses. Any damages or sums awarded as compensation for lost revenue shall be allocated according to the lost revenue, including royalties, of the respective parties resulting from the infringement. Any damages or sums awarded as compensation for other losses shall be divided evenly between the parties.

          (h) The parties agree that they will maintain the existing image of the BARNEYS NEW YORK name and mark as representing leadership in high quality, high fashion specialty retailing of men's and women's apparel and other merchandise consistent with this image.


          13. ASSIGNMENT AND SUBLICENSE. (a) Except as otherwise provided in this paragraph 13, none of the parties hereto shall, without prior written consent of the other parties hereto, (i) sublicense, assign or otherwise transfer its rights or obligations under this Agreement, except to an Affiliate provided that if a party assigns or otherwise transfers its rights or obligations to an Affiliate, such assigning party shall provide to the other parties an unconditional guaranty of performance of all of the obligations of its Affiliate hereunder substantially in the form of the guaranty attached hereto as Exhibit F; (ii) sublicense, assign or otherwise transfer the rights to use the Licensed Mark herein granted or any part thereof in the Licensed Territory; or (iii) authorize any other person, firm or corporation to use the Licensed Mark or any trademarks, service marks or tradenames colorably or confusingly similar thereto, or any abbreviations, combinations or derivations thereof in the Licensed Territory. Notwithstanding the foregoing, Trademark Owner and Licensor may assign their rights and obligations under this Agreement, without Licensee's consent, in connection with the sale of all or substantially all of the assets of Trademark Owner and Licensor or in connection with a merger or consolidation in which Trademark Owner or Licensor is not the surviving party, provided that such purchaser of the assets or such surviving entity, as the case may be, shall assume all obligations of Trademark Owner and Licensor hereunder and shall cause any parent company to execute a guaranty, similar to that set forth in paragraph 13(d), whereby the guaranty executed by Barneys New York, Inc. and Trademark Owner, pursuant to paragraph 13(d), shall terminate. This Agreement shall not prohibit Trademark Owner from selling the Licensed Marks unrelated to a sale of substantially all of its assets, without Licensee's consent; provided that Trademark Owner and Licensor shall remain in a position to fulfill their respective obligations under this Agreement, which shall continue for the term of this Agreement. Notwithstanding the foregoing, Trademark Owner and Licensor shall have the right to grant a lien on, or security interest in, this Agreement and their rights herein; it being understood, however, that this shall not be deemed to constitute a consent to an assignment in violation of this paragraph 13, whether by foreclosure, foreclosure sale or otherwise .


          (b) Subject to the prior written approval of Licensor, Licensee shall have the right to sublicense to other retail store operators of a very high quality, the right to operate in-store Retail Locations. The request for such approval shall include the identity of the sublicensee, the nature and the location of the stores in which the Retail Locations are to be operated, the location of the Retail Locations within each store, the proposed line of merchandise, the type of merchandise and such other information as Licensor may reasonably request. Licensee shall require each sublicensee to comply with all of the provisions of this Agreement regarding the design of the Retail Locations, the merchandising, marketing and operation thereof, the selection of Licensed Products for sale therein and, including, without limitation, the requirements of at least paragraph 17. No sublicensee shall have any right other than to operate an in-store Retail Location in the store specified and to sell approved Licensed Products in such Retail Locations.

          (c) Licensee (but not any sublicensee) shall have the right to grant concessions to other operator(s) for the operation of departments within any free-standing Retail Location operated by Licensee to the extent necessitated by the retail business practice in Japan and consistent with the seasonal merchandising plan developed by Licensor and Licensee pursuant to paragraph 9. The merchandising, marketing and operation of such departments and the selection of Licensed Products for sale therein shall at all times be under the direction and control of Licensee and shall comply with all of the provisions of this Agreement as if such departments were operated by Licensee.


          (d) Upon execution of this Agreement, Licensor shall cause Barneys New York, Inc. and Trademark Owner to execute an unconditional guaranty of the performance of all of the obligations of Licensor hereunder in the form attached hereto as Exhibit F.


          (e) Upon execution of this Agreement, Licensee shall cause Isetan to execute an unconditional guaranty of the performance of all of the obligations of Licensee hereunder and the payment of all amounts required to be paid by Licensee hereunder in the form attached hereto as Exhibit G, PROVIDED, HOWEVER, that such guaranty shall continue until Licensee is no longer a subsidiary company of Isetan if, and only if, the successor parent company to Licensee executes a similar unconditional guaranty of Licensee's performance AND such successor parent company has a credit rating equal to or superior to that of Isetan. If Isetan or Licensee desires to effectuate an initial public offering of the capital stock of Licensee, the parties will negotiate in good faith whether the Isetan guaranty will be released and, if so, the mutually agreeable terms for such release; it being understood however that Trademark Owner and Licensor have no obligation to release the Isetan guaranty.


          14. CONFIDENTIALITY. All information, plans, designs, specifications and the like supplied by any of the parties hereto or their agents or representatives to another party, its sublicensees or their respective agents or representatives with respect to the design, merchandising, marketing or operation of the Retail Locations or with respect to Licensed Products shall be held in confidence, except as otherwise required by law or in connection with any proceeding between the parties hereto relating to an alleged breach of this Agreement, and shall be used only to further the operation of the Retail Locations pursuant to this Agreement. The party receiving confidential information shall take all necessary precautions to prevent all other parties from obtaining access to such information, except to the extent necessary to fulfill the purposes of this Agreement and for the purpose of this paragraph Trademark Owner, Licensor and Licensee shall be deemed to include their Affiliates respectively. Upon termination of this Agreement, each party shall return to the other party all such information in its possession or in the possession of its sublicensees or their respective agents or representatives, and thereafter no party nor any sublicensee nor any of their respective agents or representatives shall make use of any such information gained from the other party prior to such termination. Any "Affiliate" of Trademark Owner, Licensor or Licensee under this Agreement shall mean any person or entity which, directly or indirectly, owns, is owned by or is under common ownership with, any other person or entity to the extent of greater than fifty percent (50%) of the issued and outstanding capital stock of Trademark Owner, Licensor or Licensee, as the case may be.

          15. EXCLUSIVITY. (a) During the term of this Agreement, Trademark Owner and Licensor jointly and severally agree that Trademark Owner, Licensor and their respective Affiliates, licensees or sublicensees shall not (i) directly or indirectly sell or distribute the Licensed Products and other products similar or competitive thereto within the Licensed Territory without the permission of Licensee or (ii) license the Licensed Mark for use in connection with the operation of retail stores or on Licensed Products to any other licensee in the Licensed Territory. Trademark Owner and Licensor shall not be construed to be in breach of this subparagraph (a) by reason of its or any of their Affiliates', licensees' or sublicensees' advertising on the Internet for sales outside the Licensed Territory, or in magazines, newspapers or trade papers, which may reach the Licensed Territory or by reason of subsequent resales of the Licensed Products within the Licensed Territory by customers of Trademark Owner and Licensor to whom sales were originally made outside the Licensed Territory, unless Trademark Owner, Licensor or their respective Affiliates, licensees or sublicensees were aware, or with reasonable investigation should have been aware, that such customers intended to resell the Licensed Products within the Licensed Territory. Trademark Owner and Licensor shall have the right to produce Licensed Products within the Licensed Territory for sale outside of the Licensed Territory, provided that Trademark Owner and Licensor shall first consult in good faith with Licensee on the possibility of establishing joint production and of wholesale distribution outside the Licensed Territory for such Licensed Products.


          (b) Licensee agrees that it shall not operate Retail Locations or sell or distribute Licensed Products or directly or indirectly export, promote or market Licensed Products outside of the Licensed Territory with the exception of the Licensed Department without the permission of Licensor. Licensee shall not be construed to be in breach of this subparagraph (b) by reason of its advertising on the Internet for sales outside the Licensed Territory (only after such Internet use policies are set forth pursuant to paragraph 2(d)), or in magazines, newspapers or trade papers, which may reach beyond the Licensed Territory or by reason of subsequent sales of Licensed Products outside the Licensed Territory by customers to whom sales were originally made within the Licensed Territory unless Licensee or its sublicensee was aware or, with reasonable investigation should have been aware, that such customers intended to resell Licensed Products outside the Licensed Territory.


          16. DEFAULT. (a) An event of default shall be deemed to have occurred under this Agreement if: (i) Licensee fails to make any royalty payment due hereunder and such default continues for more than thirty (30) days after notice from Licensor; (ii) any party defaults in the performance of any of its obligations hereunder and such default is material and continues for more than thirty (30) days after notice from another party; or (iii) a receiver, trustee or liquidator (or other similar official) for Trademark Owner, Licensee, Licensor or any guarantor of Licensee is appointed under the laws of any jurisdiction and is consented to by such party or is not withdrawn within seventy five (75) days, or such party is named as debtor in any proceeding under any bankruptcy or similar law and such proceeding is either voluntary or is not discharged within seventy five (75) days, or such party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due.


          (b) Upon the occurrence and during the continuance of an event of default, the aggrieved party or parties shall have the right to terminate this Agreement by sending written notice of such termination to the other parties, specifying the effective date of termination (hereinafter referred to as the "TERMINATION DATE"). Such Termination Date shall be no less than sixty (60) days after the date on which written notice of termination is sent. On such Termination Date, this Agreement shall terminate as fully as if the Termination Date had been the date set for the expiration of the term of this Agreement. Notwithstanding such termination, in the event that this Agreement is terminated by Licensor pursuant to this paragraph due to a breach by Licensee, Licensee shall continue to be liable for, at Licensor's or IOA's election as the case may be, (i) the payments, as and when due, of such entity's portion of the payments scheduled to become due pursuant to paragraphs 7(a)(i) and 7(b)(i) from the Termination Date to the stated expiration date of this Agreement, or (ii) the present value of such payments, determined using a discount rate of four percent (4%) per annum.


          (c) Failure to exercise any right or option hereunder, including any right or option of termination, shall not constitute a waiver of such right or option.


          17. EFFECT OF TERMINATION. (a) Termination of this Agreement for any reason shall not relieve Licensee of any and all of its obligations and payments that accrued prior to the Termination Date, including, without limitation, its obligation to pay to Licensor the Annual Percentage Royalty with respect to the Net Sales having accrued prior to such termination. Licensee and/or its sublicensee(s), as the case may be, shall have the right to complete the manufacture of and sell such unsold Licensed Products in its possession at the Termination Date for which royalties would be due during the twelve (12) month period following the Termination Date of this Agreement and shall pay to Licensor or IOA any royalty for such sales, pursuant to paragraph 7.

          (b) Except as provided in subparagraph 17(a), any sublicense granted by Licensee shall terminate automatically upon the termination of this Agreement.


          (c) After the termination of this Agreement, each of Trademark Owner, Licensor and Licensee shall have the right to engage in business with all accounts and customers provided by Licensee or any sublicensee, or Licensor or Trademark Owner, as the case may be, during the term of this Agreement, without any liability or accountability to Licensee or such sublicensee, Licensor or Trademark Owner, as the case may be.


          (d) In the event of termination of this Agreement for any reason, Licensee shall permit Licensor, its agents, attorneys, and accountants to inspect its accounting records and books of account which are normally required to be held for the specified period under Japanese law, and to investigate generally all transactions of business carried on by it under and pursuant to this Agreement, for a period of eighteen (18) months following such termination. Licensee agrees not to destroy any of such records prior to the expiration of said eighteen (18) months, PROVIDED, HOWEVER, that Licensee shall not be required to retain such records for more than five (5) years beyond the end of the royalty year to which they relate.


          (e) Upon the termination of this Agreement in accordance with the terms hereof, Licensee shall not have acquired and shall not claim any right to use the Licensed Mark and Licensee agrees that, except as permitted in paragraph 17(a) hereof, it shall not thereafter use, adopt, apply for a registration of, or acquire a registration of the Licensed Mark or any colorable simulation thereof or any confusingly similar trademarks or tradenames or any abbreviations, combinations or derivations thereof. Promptly after termination of this Agreement, Licensee shall change its corporate name to remove any reference to the Licensed Mark or colorable simulation thereof or any confusingly similar trademarks and tradenames or any abbreviations, combinations or derivations thereof. In addition, if Licensee owns any application to register, or registration of, the Licensed Marks, Licensee shall promptly transfer such ownership to Licensor upon termination of this Agreement at no cost to Licensor. Licensee shall, after termination of this Agreement, refrain from using any distinctive features of labeling or design of (i) the Retail Locations without such modifications resulting in losing such outstanding distinctive features being effected (in the case of obsolescence which results in the loss of such outstanding distinctive features, such modification being deemed to have been made) or (ii) the Licensed Products theretofore employed in carrying out the provisions of this Agreement, provided, however, that the foregoing shall in no event prevent Licensee from using the then existing Retail Locations for its retail operation or otherwise if they have been modified or deemed to be modified as provided herein.


          (f) Subject to paragraph 17(a), Licensee shall return or cause to be returned all Licensed Products which are the property of Licensor then in its possession. Trademark Owner and Licensor shall have the option to purchase at cost any remaining Licensed Products.


          (g) Subject to paragraphs 17(a) and 17(d) Licensee shall return, cause to be returned or, at Licensor's direction, destroy all materials relating to the Retail Locations which are the property of Trademark Owner or Licensor then in its possession.


          18. RELATIONSHIP OF THE PARTIES; INDEMNITY. This Agreement shall not in any way be deemed or construed to establish any relationship between the parties other than as licensor or licensee, and Licensee shall have no authority to bind or obligate Trademark Owner or Licensor. Licensee further agrees to indemnify and hold harmless Trademark Owner or Licensor, their agents and employees, from any liability which may be imposed upon it or them by virtue of any representation, agency, or breach of this Agreement made by or on the part of Licensee or any of Licensee's agents or employees. Licensee further agrees to indemnify and hold harmless Trademark Owner, Licensor, their agents and employees, from any liability, claim or action, excluding actions relating to Licensee's use of Licensed Mark, brought by a third party arising out of Licensee's operation and maintenance of Retail Locations, including, without limitation, attorney's fees and costs relating thereto. Trademark Owner and Licensor agree to indemnify and hold harmless Licensee, its agents and employees, from any liability which may be imposed upon it or them by virtue of any representation or breach of this Agreement made by or on the part of Trademark Owner, Licensor or any of their agents or employees.


          19. ENGLISH TRANSLATIONS. All material information to be furnished hereunder to Trademark Owner and Licensor by Licensee shall, if prepared in a language other than English, be accompanied by an English translation thereof. Except in the case of notices, Licensee may submit a summarized English translation if the substance of the information is conveyed thereby.


          20. CHOICE OF LAW; ARBITRATION. (a) This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with, laws of Japan applicable to contracts made and to be performed in Japan.

          (b) All disputes, differences or claims, which the parties have not been able to resolve by mutual agreement, arising out of or relating to this Agreement, its performance or termination shall be settled and finally determined by arbitration. Wherever under this Agreement any party is required to give its consent or approval or the parties are required to reach mutual agreement, the arbitration shall be limited to a determination whether the parties are acting in good faith as required in paragraph 22, it being agreed that the substantive matters to which the consents, approvals or mutual agreements relate are within the special knowledge and ability of the parties and are not within the jurisdiction of the arbitrators. Unless otherwise agreed to by all of the parties, the following provisions shall apply to the arbitration. The arbitration shall be conducted pursuant to the Japan-America Trade Arbitration Agreement of September 16, 1952, by which each party hereto agrees to be bound. Such arbitration (i) shall be held in Tokyo or New York, as determined by the party which brings the arbitration proceeding; (ii) shall be conducted in accordance with the rules of the country in which the arbitration is held; (iii) shall be submitted under the applicable rules for expedited procedures, with the intent that a final non-appealable award be made and in effect no later than six (6) months after the initial submission; and (iv) judgments upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


          21. NOTICE. Any notice, payment, report or other communication (hereinafter referred to as a "Notice") required or permitted by this Agreement, unless otherwise provided for herein, shall be in writing, in English, sent by registered or certified mail, by telecopy or personally delivered, and addressed as follows:

          Trademark Owner     575 Fifth Avenue
            and Licensor:     New York, New York  10017
                              Attention: General Counsel
                              Telecopy No.: (212) 450-8480

          with a copy to:     WEIL, GOTSHAL & MANGES LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention: Ted S. Waksman, Esq.
                              Telecopy No.: (212) 310-8007

                Licensee:     15-16 Shinjuku 3-Chome
                              Shinjuku-ku, Tokyo 16
                              JAPAN
                              Attention:  President Hidetoshi Yamaoka
                              Telecopy No.: 011-81-3-5269-1055

          with a copy to:     HUGHES, HUBBARD & REED LLP
                              One Battery Park Plaza
                              New York, New York  10004-1482
                              Attention: David Wiltenburg, Esq.
                              Telecopy No.:  (212) 422-4726


unless another address for any party is substituted by written notice. All Notices given hereunder shall be deemed to be given and received fifteen (15) calendar days after the date of mailing thereof if sent by registered or certified air mail or, if earlier, when actually received. All costs and expenses incurred in sending notice shall be borne by the party dispatching such notice.


          22. MUTUAL COOPERATION. All actions required or permitted to be taken by the parties hereunder shall be taken in good faith. At the request of any party, the other parties shall execute such documents and agreements as may be necessary to further confirm the terms and provisions hereof and the intentions of the parties hereto. Whenever the party is required to make a submission for another party's approval, such submission shall be made in a timely fashion which will allow for proper review and execution of the matter being submitted. Trademark Owner and Licensor shall cooperate together with Licensee whenever practical to minimize any duplication of the performance of an obligation by Licensee pursuant to this Agreement, including without limitation, such obligations under paragraphs 8, 9 and 11 hereof. The parties have taken or shall promptly take such actions as may be required to comply with applicable government regulations including the completion of all required ministerial filings and registration required or permitted under Japanese law.


          23. AUTHORITY. Each of Trademark Owner, Licensor and Licensee represents and warrants that it has due power and authority to execute, deliver and perform its obligations in accordance with this Agreement, and that its execution, delivery and performance will not violate currently applicable laws or the rights of third parties.


          24. ENTIRE AGREEMENT. This Agreement embodies the entire understanding among the parties regarding the subject matter hereof, all prior correspondence, conversations or memorandum being merged herein and replaced hereby and being without effect hereon, and no change, alteration or modification hereof may be made, except in writing, signed by the parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the 28 day of January, 1999.


Trademark Owner:                             BARNEY'S, INC.


                                             By /s/ Thomas C. Shull
                                               ---------------------------------
                                             Name:  Thomas C. Shull
                                             Title: President


Licensor:                                    BNY LICENSING CORP.


                                             By /s/ Thomas C. Shull
                                               ---------------------------------
                                             Name:  Thomas C. Shull
                                             Title: President


Licensee:                                    BARNEYS JAPAN CO., LTD.


                                             By /s/ Hidetoshi Yamaoka
                                               ---------------------------------
                                             Name:  Hidetoshi Yamaoka
                                             Title: President